Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-157057, 333-157057-01 to 333-157057-44

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

TCEH FINANCE, INC.

SUPPLEMENT NO. 12 TO

MARKET MAKING PROSPECTUS DATED

JUNE 16, 2009

THE DATE OF THIS SUPPLEMENT IS MARCH 1, 2010

On March 1, 2010, the registrant parent guarantor, Energy Future Competitive Holdings Company, filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – March 1, 2010

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	333-153529-02	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	333-153529-01	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.	REGULATION FD DISCLOSURE.

Beginning March 1, 2010, members of the management team of Energy Future Holdings Corp. (the “Company”) will utilize a slide presentation regarding the Company and its subsidiaries during the Company’s meetings with certain analysts and investors. A copy of the slide presentation is attached hereto as Exhibit 99.1.

ITEM 9.01.	EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Slide presentation.*

*	Exhibit shall be deemed furnished to, but not filed with, the SEC in connection with the disclosure set forth in Item 7.01.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ STANLEY J. SZLAUDERBACH
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: March 1, 2010

3

EFH Corp. 2010 JP Morgan HY Credit Conference Discussion Deck March 1-3, 2010 Exhibit 99.1

Safe Harbor Statement
This presentation contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in EFH Corp.'s filings with the Securities and Exchange
Commission (SEC). In addition to the risks and uncertainties set forth in EFH Corp.'s SEC filings, the forward-looking statements in this presentation regarding the company’s long-
term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as the long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lender under the commodity collateral posting facility to perform its obligations; or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under the long-term hedging program. In addition, the forward-looking statements in this presentation regarding the company’s new generation plants could be affected by, among other things, any adverse judicial rulings with respect to the plants’ construction and operating permits.
Regulation G
This presentation includes certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the appendix to this presentation.

2

nd
largest competitive
electric generator in US
Largest lignite/coal and
nuclear baseload
generation fleet in Texas
Low-cost lignite reserves
Largest T&D utility in
Texas
High-growth service
territory
Constructive regulatory
regime
Largest retail
electricity  provider in
Texas
Strong customer value
proposition
The #1 power generator, retail electricity provider and transmission & distribution utility in Texas.
Energy Future Holdings Overview

in February 2010.
2
Excludes purchased power
3
Twelve months ended 12/31/09
4
Total lignite and PRB fuel expense excluding emissions
29%
67%
4%
Luminant Overview
Business Profile
Generation
Baseload around-the-clock assets that dispatch at
low heat rate levels
~1,400 MW of new coal capacity achieved
substantial completion and ~800 MW under
construction and start-up
Low-cost lignite reserves - Luminant mines ~20
million tons of lignite annually
Liquidity-light natural gas hedging program
designed to provide cash flow security
Voluntary SO2
and NO
x
emission reduction program
expected to reduce emissions below US averages
Comanche Peak expansion through Mitsubishi
partnership may provide a low-cost nuclear growth
option
13%
39%
44%
4%
Coal Gas Nuclear
Generating capacity¹
As of 12/31/09; MW
Total generation²
12/31/09³; GWh
18,319 MW
68,235 GWh
New Build-Coal
Safety
Wholesale power prices
Baseload reliability
Mining operations
Fuel costs
O&M costs
Operational excellence/continuous improvement
Stable competitive market
Value Drivers
1.33
0.99
Lignite Delivered
PRB
2.75
1.30
Lignite Delivered
PRB
Lignite/coal vs. PRB fuel cost
4
05-07 Average; $/MMBtu
13E; $/MMBtu
1
Installed nameplate capacity. Includes ~800 MW of new coal-fueled generation under construction, 1,953 MW of mothballed gas plant capacity, 655 MW of gas plant capacity currently in
Reliability Must Run (RMR) status with ERCOT and 1,856 MW of gas plant capacity (1,933 MW of installed nameplate capacity) related to four gas units that Luminant proposed for mothball

Luminant Areas of Focus – 2010
Safety
Industry leading performance at plants and mines
Operations
Ramp up performance of Sandow 5 and Oak Grove 1 and mid-year substantial completion of Oak Grove 2
Top decile/quartile availability at Comanche Peak and existing coal plants
Further embed “Luminant Operating System” and drive improvement through
Balance of Plant initiative
Drive continuous improvement at mines
Development
Continue to advance Comanche Peak 3 & 4 options
Explore opportunities for new technologies, including wind, solar, next generation coal and new demand sources such as plug-in hybrid electric vehicles (PHEV)
Risk Management
Continue effective and efficient hedging program that is intended to secure cash flows

5 5
TXU Energy Overview
TXU Energy is the leading electricity retailer in the ERCOT market.
Value Drivers
Strong customer value proposition
• High brand recognition in Texas competitive areas
• Competitive retail offers
• Innovative products and services
• Committed to low-income customer assistance
Back Office
• Latest Customer Care Platform (SAP)
Balance Sheet
• Combined TCEH risk management and liquidity
efficient capital structure
Margins (5–10% net)
1.9
0.7
0.4
0.2
0.2
1.4
TXU Energy Reliant Direct
Energy
Stream
Energy
Ambit First Choice
Source: Latest available company filings, TXU Energy estimates.
Business Profile
Residential customers/meters
At 12/31/09; millions
Sources: NERC, ERCOT
2.0
1.8
US Average ERCOT
15%
TXU Energy total residential customers
2002-2009; end of period, thousands
1,862
1,914
1,850
1,982
2,145
2,207
2,477
1,856
2002 2003 2004 2005 2006 2007 2008 2009
TXU Energy has maintained market share since 2006.
Projected annual demand growth
US avg. and ERCOT; CAGR (2008A-2018E)

6 6
TXU Energy Areas of Focus – 2010
Profitable Growth
Deliver customer based value proposition
Expand profitable residential market share and add profitable business markets customers
Customer Care Transformation
Enhance customer experience through effective utilization of people, process and technology
Risk Management
Accurate forecasting of customer needs
Active management and monitoring of procurement position to align with changing market conditions

Supportive regulatory environment
10.25% authorized ROE
Expedited capital expenditure recovery
(transmission and AMS)
Low operating costs per customer
Strong demand growth vs. US average
Top quartile reliability (SAIDI) and safety
Oncor Overview
Value Drivers
Business Profile
Oncor focuses on maintaining safe operations, achieving a high level of reliability, minimizing service interruptions and investing in its transmission and distribution infrastructure to serve a growing customer base.
6
th
largest US transmission & distribution
company
Low costs and high reliability
No commodity position
Accelerated recovery of investments in
advanced meters and transmission
$1.3 billion
1
CREZ investment
62
64
65
67
69
71
72
73
75
76
63
2008A 2009A 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E
Sources: ERCOT, CDR Report, December 2009
Capital expenditure estimates
08–13E;
$ billions
Projected peak demand growth
1
Based on ERCOT cost  estimates
2
Minimum capital spending of $3.6 billion over a five-year period, including AMS
T&D CREZ Total
4.9
1.3
3.6
2 1

Safety and reliability
AMS
Full deployment of advanced meters expected by 2012 (over 700,000 meters installed through January 2010)
Capital investment of ~$690 million
Recovery through monthly surcharge over 11 years, began January 2009
(~$2.20 per month for average residential customer)
CREZ
Obtain CCN’s for priority lines requiring expedited construction
Continue construction of ~$1.3 billion
1
of CREZ project
Oncor Areas of Focus – 2010
1 Based on ERCOT cost estimates

Appendix – Additional Slides and Regulation G Reconciliations

EFH Corp. Debt Structure
1 Summary diagram includes unamortized discounts and premiums and excludes subsidiaries of EFH that are not subsidiaries of Energy Future Intermediate Holding Company or Energy Future Competitive Holdings
Company, including TXU Receivables Company, which buys receivables from TXU Energy and sells undivided interests in such receivables under the TXU receivables program. The existing debt amount for EFH includes a financing lease of an indirect subsidiary of EFH not included in the diagram above.
2 December 31, 2009 balances adjusted to include the effects of the $500 million EFH Corp. debt issuance on January 2010. See Regulation G reconciliations in this Appendix.
3 Includes Deposit Letter of Credit Facility of $1,250 million that is shown as debt on TCEH’s balance sheet offset by $1,134 million of restricted cash (net of $115 million related to a letter of credit drawn in June 2009).
4 Includes securitization bonds issued by Oncor Electric Delivery Transmission Bond Company LLC and
Oncor’s
Revolving Credit Facility that had a balance of $616 million.
5 Includes $425 million (including accrued interest) of investments posted with third party.
6 Cash and cash equivalents and restricted cash as of December 31, 2009
Investor Group
EFH
$2.0 billion Pre-Merger Notes
Guarantor of $0.6
billion New EFH
Senior Secured Notes
$5.7 billion of debt
Energy Future
Intermediate
Holding
Company
Energy Future
Competitive
Holdings
Company
TCEH
Oncor Electric
Delivery Holdings
Ring-fenced entities
Guarantor of $6.8 billion TCEH
Notes and $4.6 billion EFH Notes
Guarantor of TCEH Sr. Secured
Facilities and Commodity
Collateral Posting Facility (CCP)
$0.1 billion of Pre-Merger Notes
Guarantor of $6.8 billion
Cash Pay and PIK Toggle
TCEH Notes
Guarantor of TCEH Sr.
Secured Facilities and CCP
$6.8 billion Cash Pay/PIK Toggle
TCEH Notes
$22.4 billion Sr. Secured Facilities
3
~20%
Minority
Investor
$4.6 billion Cash Pay/PIK Toggle EFH Notes
$1.6 billion of other debt
$0.0 billion of CCP
Debt Outstanding ($ billions)
As of 12/31/09 Pro-forma
EFH $  7.2
EFIH 0.1
EFCH 0.1
TCEH 30.8
Non-regulated 38.2
Oncor 5.7
Total debt 43.9
Cash and cash equivalents
5,6
(1.6)
Restricted cash 6 (1.2)
Net debt   $41.1
EFH Corp. debt structure
As of 12/31/09 Pro-forma
2
; $ billions
As of December 31, 2009, the EFH Corp. leverage ratio was 9.40x
$0.6 billion New Senior Secured Notes
$0.1 billion New
Senior Secured Notes
Guarantor of $4.6
billion EFH Notes
Guarantor of $0.6 billion New
EFH Senior Secured Notes
1
4
2

TCEH Amendments/Consents
In Q3 2009, TCEH received positive support (60%+ vote) from its secured lenders to amend its Credit Agreement.
These amendments provide additional debt capacity to de-lever
TCEH and provide a vehicle for 2014 TCEH maturity extensions.
Credit Agreement Amendments
Ability to selectively Extend Revolver/Term Loan B
Ability to use unlimited 1st lien Post 2014 bonds and loans to retire
Term Loan B at par
Trade $1.25 billion 1st lien Accordion for additional $4 billion 2nd lien capacity at TCEH
Exclude 2nd lien debt at TCEH from Maintenance Covenant
calculation
Allow for 1st lien Secured Bond Offering under Accordion

EFH Corp. and EFIH Exchange Offer
In November 2009, EFH Corp. and EFIH completed a SEC-registered debt-for-debt exchange.
EFH is committed to improving the balance sheet
and is evaluating alternatives.
Exchange Offer Summary
In the exchange, EFH Corp. sought to issue up to an
aggregate of $3.0 billion of new EFH Corp. and EFIH secured
9.75% debt due 2019 for ~$4.5 billion of EFH Corp. Legacy
and LBO Notes and TCEH LBO Notes
Ultimately, ~$350 million of old debt was exchanged for ~$250 million aggregate of new EFH Corp. and EFIH debt

EFH Corp. New Financing Accomplished
In January 2010, EFH Corp. successfully issued $500 million of
Senior Secured Notes maturing in 2020 in a private offering.
EFH continually seeks opportunities to enhance its financial flexibility.
New Debt Issuance Summary
10% coupon, priced at par
The initial $300 million offering was upsized to $500 million
Proceeds from this offer will be used for general or other
corporate purposes, including working capital needs,
investment in business initiatives, capital expenditures and prepayment or repurchase of outstanding debt

B+  (+1) n/a B+  (+2) n/a Caa3  (-2) n/a Sr. Secured
Fitch S&P Moody’s
EFIH LLC
B+  (+1) n/a
B+  (+2) n/a Caa3  (-2) n/a
Sr. Secured
Stable Stable Stable Stable Stable Stable Oncor Outlook
Negative Negative
Negative Negative Negative Negative
EFH Outlook
AAA
BBB  (+6)
BBB  (+6)
BBB- (+5)
CCC  (-3)
CCC  (-3)
B  (0)
BB  (+3)
CCC  (-3)
CCC  (-3)
CCC  (-3)
B+  (+1)
B
Pre-Exchange
AAA
BBB+  (+8)
BBB+  (+8)
BBB+  (+8)
CCC  (-2)
CCC  (-2)
CCC  (-2)
B+  (+2)
CCC  (-2)
CCC  (-2)
CCC  (-2)
B- (0)
B-
Current
AAA
BBB  (+6)
BBB  (+6)
BBB- (+5)
CCC  (-3)
CCC  (-3)
B  (0)
BB  (+3)
CCC  (-3)
CCC  (-3)
CCC  (-3)
B  (0)
B
Current
Aaa
Baa1  (+9)
Baa1  (+9)
Caa3  (-2)
Caa3  (-2)
Caa2  (-1)
B1  (+3)
Caa3  (-2)
Caa3  (-2)
Caa3  (-2)
Caa3  (-2)
Caa1
Current
BBB+  (+8) Baa1  (+9) Secured Notes
BBB+  (+8)
Oncor Issuer Rating
BBB+  (+8) Baa1  (+9)
Secured Credit Facility
B- Caa1 EFH Issuer Rating
CCC  (-2) Caa3  (-2)
Unsecured
CCC  (-2) Caa2  (-1)
LBO Cash Pay/PIK Toggle
B+  (+2) B2  (+2) Credit Facilities (secured)
EFC Holdings Company
CCC  (-2) Caa3  (-2) Sr. Unsec (Pre – 10/07)
B- (0) Caa2  (-1)
LBO Cash Pay/PIK Toggle
EFH Corp.
TCEH Company LLC
CCC  (-2) Caa3  (-2) Secured
AAA Aaa
Oncor Transition Bonds
CCC  (-2) Caa3  (-2)
Pre-10/07 debt
CCC  (-2) Caa3  (-2) PCRBs
Pre-Exchange Pre-Exchange
Issuer / Security
Issuer/Debt Ratings Summary
Indicates change in rating pre-exchange vs. post-exchange
Issuer/Debt ratings for EFH Corp. and its subsidiaries
As of 1/31/10; rating agencies credit ratings
Note: Parenthetical amounts represent change in ratings notch from EFH Issuer Rating.

Luminant Generation Facilities
Generation capacity in ERCOT
At 12/31/09; MW
Nuclear 2,300 MW
Lignite/coal 7,217
Lignite – new
1
800
Natural gas
2
8,002
Total 18,319 MW
1 Represents approximately 800 MW of new lignite-fueled generation under construction that is expected to come online in mid-2010.
2 Includes seven mothballed units (1,953 MW) not currently available for dispatch, 655 MW for two units currently in RMR status with ERCOT and 1,856 MW of gas plant capacity (1,933 MW of installed nameplate capacity) related to four gas units that Luminant proposed for mothball in February 2010.
HOUSTON
SAN ANTONIO
AUSTIN
WACO
MIDLAND
LUFKIN
ODESSA
DALLAS
TYLER
FORT
WORTH
Power Plants
Natural gas
Lignite/coal
Lignite, new build
Nuclear

0
4
8
12
16
0 10 20 30 40 50 60 70 80
Cummulative MWs
Summer 2010 ERCOT supply stack - indicative
Luminant plants are typically on the “book-ends”
of the supply stack. ERCOT’s
marginal price is set by natural gas in most hours of the year.
Luminant nucl ear plant
Luminant lignite/coal plants
Luminant gas plants
1
Legend
ERCOT Supply Sta ck
1 Excludes 1,953 MW of mothballed gas plant capacity. Includes 655 MW of gas plant capacity currently in RMR status with ERCOT and 1,856 MW of gas plant capacity
(1,933 MW of installed nameplate capacity) related to four gas units that Luminant proposed for mothball in February 2010.
Sources: ERCOT and Energy Velocity ®, Ventyx

Existing Fleet Baseload Capital Expenditures
234
318
660
556
560
566
02–03 04–05 06–07 08 09 10E
Baseload capital expenditures
1
02–09; 10E; $ millions
Luminant needs to drive sustained high performance at the optimal investment level.
Merger Close
1 Baseload capital expenditures excluding any capital expenditures for development of Oak Grove and Sandow 5, new mine development, environmental retrofit program and other development related capital expenditures. Includes new build sustaining capital expenditures for Oak Grove and Sandow 5 for 2010 only.

1 Benchmarking peer set defined as 18 month fuel cycle U.S. nuclear plants (42 plants / 66 units BWR & PWR)
Sources: EUCG May 2009 release for cost and WANO for Capability Factors
CPNPP adjusted
for SGR Outage
Decile Quartile Median
Decile
Quartile
Median
Nuclear reliability vs. cost
1
06–08; percent and $/MWh
CPNPP
High-Performance Nuclear Operator
75
80
85
90
95
10 15 20 25 30 35 40
$/MWh

0
10
20
30
40
50
60
70
2003 2004 2005 2006 2007 2008 2009
EFH Industry
Impact of Refueling Outages
16
17
18
19
20
2003 2004 2005 2006 2007 2008 2009
0
1
2
3
EFH
# of Refueling Outages
Avg. nuclear fleet refueling outage duration
1
- 18 month cycle units
03-09; days
Nuclear fleet output
03-09; thousand GWh
Based on the refueling cycle, 1 refueling
outage will occur in 2010
2010 Refueling Outage Impact
2008 reflects 2 refueling outages
2008 outages were 19 days and 21 days
2009 outage was 25 days
2009 generation includes 110 GWh
ERCOT-driven backdown
2008-2009 Refueling Outage Impact
18 months
Duration: ~18-25 days
Nuclear Refueling Cycle
1 2005 and 2008 were dual refueling outage years; this graph shows the average outage duration for each of those years.
2 Industry based on early release data from Electric Utility Cost Group (EUCG)
World record steam
generator outage
World record steam
generator outage
2

$0.00
$2.00
$4.00
$6.00
$8.00
$10.00
40
50
60
70
80
90
High-Performance Coal Operator
Luminant vs. US lignite fleet net capacity factors
Percent
Top decile
84.7%
Top quartile
79.8%
Luminant vs. US lignite fleet O&M
$/MWh
Top decile
3.3
Top quartile
4.0
Luminant 06–08 fleet avg. = 84.7%
Luminant 08 fleet = 83.2%
Source: GKS
Luminant 06–08 fleet avg. = 3.11
Luminant 08 fleet = 3.29
1 Benchmarking net capacity factors based on GADS.
1
Luminant
has industry leading performance relative to other coal-fueled generators.

High-Performance Coal Operator
65%
70%
75%
80%
85%
90%
95%
100%
2004 2005 2006 2007 2008
EFH Industry
Consistent high performance
Average coal fleet capacity factor
1
04-08; percent
Range of coal unit 2-year capacity factors
2
04-08; percent
45%
50%
55%
60%
65%
70%
75%
80%
85%
90%
95%
100%
EFH (9) AYE (10) DYN (4) EIX (8) MIR (2) NRG (9) RRI (6)
Operator (# of Units)
Range 5 Yr Average
1 Based on unscrubbed merchant units greater than 450 MW. Industry total excludes EFH plants.
2 Includes merchant units greater than 450 MW.
Source:  Velocity Suite (Energy Velocity)

41,000
42,000
43,000
44,000
45,000
46,000
47,000
2003 2004 2005 2006 2007 2008 2009
0
50
100
150
200
250
Net Gen
# of PO Days
Coal Fleet Output
Coal fleet output
03-09; GWh
2009 reflects 130 planned outages days
2009 average major outage duration was
45 days
2009 Planned Outage Impact
2008 reflects 136 planned outages days
2008 average major outage duration was
48 days
2008 Planned Outage Impact
3 or 4 year overhaul cycle depending on
unit
Duration is scope dependent
Coal Fleet Planned Outage Cycle
1
1 2009 includes 1,443 GWh for New Build

Nuclear Expansion
HEAVY INDUSTRIES, LTD.
…partnering with
…partnering with
a world-class
a world-class
equipment provider…
equipment provider…
Luminant is pursuing the construction of a next-generation nuclear facility by
…
…
…
and leveraging existing
and leveraging existing
site, water rights and
site, water rights and
leadership team.
leadership team.
Project includes two nuclear generation units each having approximately 1,700 MW
(gross) capacity, and is currently ranked 5th (first alternate) for DOE grants.

0
10,000
20,000
30,000
40,000
50,000
60,000
70,000
0 4 8 12 16 20
0
500
1,000
1,500
2,000
2,500
3,000
3,500
ERCOT Average Daily Profile of Load and Wind
Source: ERCOT
ERCOT average daily profile of load and wind output
August 09; mixed measures
Wind operating characteristics necessitate additional resources for reliability.
Average
Load
Average
Wind Output
Hour
Load
(aMW)
Wind Output
(MW)

Texas Wind Additions
0
2,000
4,000
6,000
8,000
10,000
12,000
Pre 01 01 02 03 04 05 06 07 08 09 10E 11E
RPS
1
Target
of 2,880 MW
by 2009
RPS
1
Target
of 5,880 MW
by 2015
CREZs
Designated
ERCOT SGIA
2
Cumulative wind capacity additions in Texas
Pre-01 - 09;10E - 11E; MW
1
Renewable Portfolio Standard
2
Signed Generation Interconnect Agreement
Source: ERCOT – January 2010 System Planning Report to the Reliability and Operations Subcommittee

ERCOT Reserve Margins
ERCOT reserve margin
07-09; 10E-15E; percent
15
14
17
22
20
18
15
12
10
0
5
10
15
20
25
07 08 09 10E 11E 12E 13E 14E 15E
December
2009
2
1 Source: ERCOT (reserve margin projection prior to summer peak and based on the reserve margin formula in effect at the time)
2 Source: ERCOT CDR as of December 2009
The ERCOT market currently appears to be reasonably positioned to support
Texas’ needs through 2013.
Year
Targeted minimum
reserve margin is 12.5%
Actuals
1
%

Houston Ship Channel settled natural gas prices
1
Jan 04-Dec 09; $/MMBtu
Market Price Snapshot
NYMEX forward natural gas prices
2010-12; $/MMBtu
NYMEX settled natural gas prices
Jan 04-Dec 09; $/MMBtu
Houston Ship Channel forward natural gas prices
2010-12; $/MMBtu
1
Settled prices are monthly averages
2
0
2
4
6
8
10
12
14
2004 2005 2006 2007 2008 2009
4
5
6
7
8
9
10
Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Nov-09 Dec-09
2010 2011 2012
0
2
4
6
8
10
12
14
2004 2005 2006 2007 2008 2009
4
5
6
7
8
9
10
Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Nov-09 Dec-09
2010 2011 2012
2
2
1
Forward prices reflect market  observable quotes during the 12 months ended December 31, 2009 for the following delivery periods:  Calendar 2010, 2011 and 2012

MMBtu/MWh

2010
2011
2012

13
12
11
10
9
8
7
6
5
MMBtu/MWh
2004
2005
2006
2007
2008
2009

Market Price Snapshot
ERCOT North Zone 7x24 settled heat rate
1,2
Jan 04-Dec 09; MMBtu/MWh
ERCOT North Zone 7x24 forward heat rate
1,3
2010-12; MMBtu/MWh
ERCOT North Zone 5x16 forward heat rate
1,3
2010-12; MMBtu/MWh
ERCOT North Zone 5x16 settled heat rate
1,2
Jan 04-Dec 09; MMBtu/MWh
1
Market heat rate calculated by dividing 7x24 and 5x16 power prices, as appropriate, by Houston Ship Channel natural gas prices
2
Settled prices are monthly averages
3
Forward prices reflect market observable quotes during the 12 months ended December 31, 2009 for the following delivery periods: Calendar 2010, 2011 and 2012

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ONCOR

ARKANSAS
LOUISIANA
MEXICO
McCamey
Central
MEXICO
GULF
of
MEXICO

New Oncor Infrastructure
Oncor expects to invest ~$1.3 billion
1
over
the next 4 years on new transmission lines…
…to support the continued buildout of
wind capacity in Texas
Oncor’s investment in CREZ will receive accelerated recovery, consistent with other transmission investment, mitigating regulatory delay.
1
PUC awarded approximately $1.3 billion (based on ERCOT estimates) of the CREZ buildout to Oncor.

Oncor Demand-Side Management
Oncor is leading the largest advanced metering initiatives deployment in the
US with an initiative to have 3.4 million meters connected by 2012 (over
700,000 meters installed through January 2010)
Oncor recovers its investment through a
PUC-approved surcharge
Customer monitoring of consumption
“Smart” appliances
Dynamic pricing
Oncor’s
energy efficiency filing has been approved and is reflected in rates.
…that will enable key DSM initiatives Oncor to deploy ~$690 million of capital for advanced metering initiatives…

Table 1: EFH Corp. Net Debt Reconciliation
As of December 31, 2009 Pro-forma
1
$ millions
40,615
(1,197)
(425)
(1,189)
43,426
41,440
417
1,569
12/31/09
500
-
-
-
500
500
-
-
Pro-forma
Adjust.¹
41,115 Net debt
(1,197) Restricted cash
(1,189) Cash and cash equivalents
(425) Investments posted with counterparty
Less:
41,940 Long-term debt, less amounts due currently
1,569 Short-term borrowings
417 Long-term debt due currently
43,926 Total debt
12/31/09
Pro-forma Description
1
Pro-forma adjustment includes the issuance of EFH Corp. 10.0% Senior Secured Notes due 2020 that closed on January 12, 2010.

Table 2: TCEH Net Debt Reconciliation
As of December 31, 2009
$ millions
29,533 Net debt
(1,136) Restricted cash
(94) Cash and cash equivalents
Less:
29,516 Long-term debt, less amounts due currently
953 Short-term borrowings
294 Long-term debt due currently
30,763 Total debt
12/31/09 Description

Table 3: Oncor Net Debt Reconciliation
As of December 31, 2009
$ millions
5,631 Net debt
(61) Restricted cash
(28) Cash and cash equivalents
Less:
4,996 Long-term debt, less amounts due currently
616 Short-term borrowings
108 Long-term debt due currently
5,720 Total debt
12/31/09 Description